Exhibit 10-A
Ford Motor Company

VEBA TERM SHEET
Proposed Terms

VEBA Payments

All payments occurring on or after December 31, 2009, shall be made as set forth under “Payment Dates” below.  All payments occurring prior to December 31, 2009, including payments to the TAA, shall occur as scheduled under the 2007 VEBA Settlement.
Internal VEBA, TAA (other than the Short Term Note), and mitigation VEBA assets to be transferred consistent with 2007 VEBA Settlement.

Payment Dates

All payments of principal, interest, and base payments occurring prior to December 31, 2009, to remain as scheduled per the 2007 VEBA settlement.  On the effective date of this settlement (the “Effective Date”), the existing payment obligations occurring on or after December 31, 2009, and the Notes created by the 2007 VEBA agreement (“the Notes”) shall be exchanged for two new notes (New Note A and New Note B), each having the payment schedules set out below with the payments allocated between New Note A  (having a principal amount of $6,630.47 million) and New Note B (having a principal amount of $6,511.85 million) as indicated for each payment (the “New Notes”), the terms of which are further set forth herein.  For the avoidance of doubt, the Notes shall include the TAA Note.  The New Notes shall provide for the following payments from Ford to the VEBA:

	■	December 31, 2009: New Note A - $1,243.47 million, plus the True Up Amount, if any, as defined in the TAA Note; New Note B - $609.95 million

	■	June 30, 2010: New Note A - $265 million; New Note B - $609.95 million

	■	June 30, 2011: New Note A - $265 million; New Note B - $609.95 million

	■	June 30, 2012: New Note A - $679 million; New Note B - $654 million

	■	June 30, 2013: New Note A - $679 million; New Note B - $654 million

	■	June 30, 2014: New Note A - $679 million; New Note B - $654 million

	■	June 30, 2015: New Note A - $679 million; New Note B - $654 million

	■	June 30, 2016: New Note A - $679 million; New Note B - $654 million

	■	June 30, 2017: New Note A - $679 million; New Note B - $654 million

	■	June 30, 2018: New Note A - $679 million; New Note B - $654 million

	■	June 30, 2019: New Note A - $26 million; New Note B - $26 million

	■	June 30, 2020: New Note A - $26 million; New Note B - $26 million

	■	June 30, 2021: New Note A - $26 million; New Note B - $26 million

	■	June 30, 2022: New Note A - $26 million; New Note B - $26 million

Ford may prepay either or both of the New Notes, in whole or in part.  For prepayments in whole, the payment on each Payment Date shall be equal to the corresponding amounts (each, a “Prepayment Amount”) set forth on Schedule A hereto for the applicable New Note.  In the event of any partial prepayment, future payments shall be determined, subject to the VEBA’s review and confirmation, on a basis that provides the economically equivalent present value and duration to the UAW VEBA using a discount rate of 9% per annum. Notwithstanding anything to the contrary herein, any prepayment of either of the New Notes shall be made in cash.

New Note A	On each payment date occurring under the New Notes, the Company shall settle the amount due with respect to New Note A in cash.
Stock Payment Option of New Note B

On each payment date occurring under the New Notes, subject to satisfaction of the Stock Contribution Conditions (see below), the Company shall have the option to settle all or any portion of the amount due with respect to New Note B set forth above under “Payment Dates” with shares of Ford common stock of equal value based on the then-current Stock Price as described below, but subject to the fixed price referred to below for the Fixed Price Fundings.

Stock Contribution Conditions

The Company’s option to settle all or any portion of the amounts due with respect to New Note B shall be subject in each instance to the satisfaction of the following conditions on the applicable Payment Date:

A.
No event of default under Company’s outstanding public debt securities, bank credit facilities, New Notes, or other securities issued to the VEBA, and Company shall have paid in full all amounts due on or prior to such date on the New Notes (it being understood that the exercise of the Stock Payment Option with respect to any payment or the deferral of any payment as permitted below shall not constitute a breach of this condition)

		B.	No bankruptcy or insolvency proceedings commenced by or against the Company

		C.	No assignment for benefit of creditors or admission by Company of inability to pay debts generally

D.
Ford common stock shall be listed on the NYSE (or another national securities exchange) on the Payment Date, and the NYSE (or such other securities exchange) shall not have commenced or provided notice of the commencement of any delisting proceedings or inquiries on or prior to the Payment Date

		E.	No judgment in excess of a specified amount that remains unsatisfied and unstayed for more than 30 days

		F.	No “termination event” (under ERISA) under either of the Company's two major U.S. defined benefit pension plans

		G.	No audit opinion containing a going concern explanatory paragraph received for fiscal year immediately preceding the applicable Payment Date

H.
Stock Price is greater than $1.00 (subject to adjustment for future reverse share splits or other similar transactions consistent with the Conversion Adjustment Provisions of the existing $3.334 billion Convertible Note provided for in the Settlement Agreement)

		I.	No corporate action in furtherance of A, B, C, or F above

If, on any Payment Date, Ford shall (a) be in compliance with all of the conditions set forth above other than condition D, G and/or H and (b) have been in compliance with each of the Stock Contribution Conditions on each previous Payment Date (provided, however, that the foregoing clause (b) shall not apply in the event that (i) Ford has failed to comply solely with condition D, G and/or H above on at most two previous Payment Dates, (ii) Ford has otherwise complied with each of the Stock Contribution Conditions on each previous Payment Date, and (iii) not more than two of the Payment Dates covered by this proviso shall have occurred in consecutive years),  then Ford shall make the payment arising under New Note B on such Payment Date to the VEBA in cash, but, at Ford’s option:

■
Ford may elect to settle its obligations for such payment (the “Deferred Payment”) in up to five equal installments, accruing interest at a 9% annual rate, payable on the first through fifth anniversaries of the originally scheduled date of the Deferred Payment (each, an “Installment Payment Date”),

■
On each Installment Payment Date, subject to satisfaction of the Stock Contribution Conditions on such date, the Company shall have the option to settle all or any portion of the applicable installment of the Deferred Payment (including the interest, if any, accrued thereon) with shares of Ford common stock,

■
For each installment payment made in shares of Ford common stock, the amount of shares payable in such installment shall be calculated by reference to the Stock Price for the applicable Installment Payment Date, notwithstanding any provision to the contrary in the Fixed Price Funding paragraph herein, and

	■	Each installment of the Deferred Payment paid in shares of Ford common stock shall receive a pro rata share of the applicable Ford Backstop, if the Deferred Payment is a Backstopped Payment.

In the event Ford shall have exhausted its deferral rights provided herein and a Stock Contribution Condition in D, G and/or H subsequently occurs, the UAW VEBA will consider in good faith Ford's request for an additional deferral right, but shall be under no obligation to do so.

Ford Backstop
Ford agrees to pay in cash (and on a pro rata basis in the event less than 100% of such shares are sold), subject to the limitations described below, the shortfall between the cash realized from sale of the share component, if any, of each payment under New Note B due on December 31, 2009 and June 30, 2010 and 2011 (each, a “Backstopped Payment”) and the product of the Stock Price for each Backstopped Payment multiplied by the number of shares issued in such Backstopped Payment (the “Ford Backstop”).  Any gains or losses realized by the UAW VEBA from hedging activities in Ford common stock in respect any Backstopped Payment shall not affect the shortfall calculation.  The amount payable under the Ford Backstop for each of the Backstopped Payments shall be limited to $50 million; provided, however, that any portion of such $50 million not paid shall be carried forward and shall increase the limit applicable to the subsequent Backstopped Payment.  Such payments, if any, shall be calculated and paid three months after the minimum period required under the Registration Rights Agreement to sell such shares.

Registration Rights

Two shelf takedown or demand registrations permitted per year with a maximum amount of sales thereunder of 250 million shares per quarter and 500 million shares per year (in each case in combination with Rule 144 and Rule 144A sales), provided that, beginning on January 1, 2012, such amounts shall be reduced to 200 million shares and 400 million shares, respectively.

Rule 144 and 144A sales permitted up to 100 million shares per quarter (no more than 250 million shares per quarter and 500 million per year in each case in combination with shelf takedowns or demand registrations, provided that such amounts shall be reduced to 200 million shares and 400 million shares, respectively, beginning on January 1, 2012).

For any calendar year in which an Installment Payment Date occurs, the limitations above shall be increased by one-fifth of the applicable share limitations that applied during the calendar year during which the Deferred Payment was originally scheduled.

The above limitations shall be adjusted for share splits.

Notwithstanding the quarterly and annual limits set forth above, sales of shares pursuant to Rule 144 and 144A on any day shall be subject to a daily limit of not more than 15% of the Average Daily Trading Volume for the trailing 30-day trading period.

In addition, the UAW VEBA may not sell (i) a block of common stock that would amount to more than 2% of the outstanding shares of Ford to a single buyer, or (ii) any common stock to a transferee if, after giving effect to the sale, the sale would result in the transferee owning more than 5% of the outstanding shares of the Company if such transferee has the intention to, or reserves the right to, exert control over the Company.

Warrants (as defined below) and shares issued under Warrants shall be included in the foregoing limitations and restrictions.

Ford and the UAW VEBA agree to establish reasonable reporting provisions or other mechanisms consistent with the existing registration rights agreement to ensure compliance with foregoing sales limitations.

Fixed Price Fundings

In the event that Ford elects the Stock Payment Option for any portion of the New Note B payments due on December 31, 2009, June 30, 2010, or June 30, 2011, the shares of Ford common stock to be delivered by Ford in settlement of such payment shall be priced for this purpose at $2.00, $2.10, and $2.20, respectively.

Hedging

Hedging permitted only on (i) shares of Ford common stock received by VEBA prior to such hedging as a result of exercise by the Company of its Stock Payment Option and (ii) up to 25% of the shares of Ford common stock deliverable by the Company, subject to satisfaction of the Stock Contribution Conditions, upon exercise of its Stock Payment Option on the next succeeding Payment Date (determined based on the then-current Stock Price), provided that no new hedging activity shall be permitted under clause (ii) hereof during the 30 trading days ending on the second business day prior to the Payment Date, and otherwise restricted (as to (i) and (ii) taken together) in a manner consistent with existing registration rights agreement (including sales limitations), adjusted to reflect sales limitations and modifications in the Registration Rights section above.

Warrants

On the Effective Date, Ford shall issue to the VEBA warrants to acquire 362,391,305 shares of Ford common stock at a strike price equal to the conversion price under the existing VEBA convertible note (the “VEBA Convert”), with a time to expiration equal to the maturity date under the VEBA Convert (the “Warrants”).  The Warrants shall contain adjustment provisions consistent with the Conversion Adjustment Provisions (as defined therein) in the VEBA Convert.  The Warrants shall also contain other terms typical for securities of this type, including cashless exercise provisions. The Warrants are intended to preserve the economies of the VEBA Convert.

Other Terms of New Notes

Except for the Stock Payment Option of New Note B, the New Notes shall have terms substantially similar to those of the existing Second Lien Note, including a second lien on assets currently securing the existing Credit Agreement securing obligations under the New Notes in amounts equal to $3 billion, provided that, to the extent permitted under Ford’s December 15, 2006 Credit Agreement, in no event shall the terms relating to the New Notes be less favorable to the VEBA than those contained in any existing Ford public debt indenture.  The New Notes will also contain a covenant limiting sale/leaseback transactions, and an Event of Default triggered by certain change of control events.  Both provisions will be modeled on the corresponding provisions in Ford’s December 15, 2006 Credit Agreement.

Each payment under the New Notes shall be deemed a payment of principal.  Any payment not made, in addition to any default implications, shall earn interest at an annual rate of 9% per annum plus a default premium of 2% per annum from the due date to date of payment.

The amount of the Second Lien shall be apportioned between New Note A and New Note B based on their respective principal amounts and shall be reduced in total to $1,500 million on July 1, 2017, and to $0 on July 1, 2018, subject to compliance with the Stock Contribution Conditions (other than condition D  and/or H) on each date, but in no event shall Second Lien exceed amount outstanding under New Notes A and B and shall be automatically released to the extent of any such excess.

New Note A shall be transferable in whole or in part on terms similar to those under the existing Second Lien Note. New Note B shall not be transferable by UAW VEBA.

Stock Price	Volume weighted average stock price for the 30 trading days ending on the second business day prior to the Payment Date.
Amendment to Trust Agreement	The Trust Agreement, as approved by the court as part of the 2007 VEBA settlement, shall be amended to eliminate the January 1, 2012 restriction on benefit modifications by the Committee.
Additional Terms

On February 16, President Obama created a Presidential Task Force (the “Task Force”) to deal with restructuring in the automobile industry and administer the Loan Agreements between the Treasury and GM and Chrysler.  Ford and the UAW will work actively with the Task Force, and will encourage the Task Force to take or recommend actions mutually acceptable to the UAW and Ford to support the VEBA and provide additional security to the retirees in whatever form possible.

Contingencies

Subject to final documentation, ratification, court approval, Ford Board and Shareholder approval, SEC approval of accounting treatment acceptable to Ford, DOL prohibited transaction exemption and completion of other  restructuring actions with other stakeholders on terms acceptable to the UAW.

Schedule A: New Note Prepayment Amounts(a)

On each Payment Date set forth below, Ford may redeem either or both of the New Notes in exchange for a cash payment equal to the applicable amounts for such Payment Date (in millions), such amounts subject to adjustment for any partial prepayments.

New Note A			New Note B
Payment Date		Prepayment Amount	Payment Date	Prepayment Amount
12/31/2009 6/30/2010 6/30/2011 6/30/2012 6/30/2013 6/30/2014 6/30/2015 6/30/2016 6/30/2017 6/30/2018 6/30/2019 6/30/2020 6/30/2021 6/30/2022	(a)	$4,774 3,686 3,728 3,775 3,375 2,938 2,463 1,944 1,379 763 92 72 50 26	12/31/2009 6/30/2010 6/30/2011 6/30/2012 6/30/2013 6/30/2014 6/30/2015 6/30/2016 6/30/2017 6/30/2018 6/30/2019 6/30/2020 6/30/2021 6/30/2022	$4,663 4,232 3,948 3,638 3,253 2,832 2,375 1,875 1,331 738 92 72 50 26

______________________________
(a) The Prepayment Amount for December 31, 2009, shall be increased by the True Up Amount, if any, as defined in the TAA Note.